EXHIBIT 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 29th day of September, 2006, is between Emerging Vision, Inc., a New York corporation having an office at 100 Quentin Roosevelt Boulevard, Garden City, New York 11530 (“EVI”), and Neil Glachman, an individual residing at 17888 Fieldbrook Circle, Boca Raton, FL 33496 (the “Employee”).

W I T N E S S E T H:

WHEREAS, contemporaneously herewith, EVI’s affiliate, COM Acquisition, Inc. (“COM”), is acquiring substantially all of the assets of Combine Optical Management Corp. (“Combine”), a corporation wholly-owned by the Employee, in accordance with the terms, and subject to the conditions, of that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated September 29, 2006, among COM, Combine and the Employee; and

WHEREAS, in connection with the consummation of the transactions effectuated by the Asset Purchase Agreement, and as contemplated thereby, EVI desires to employ the Employee, and the Employee desires to be employed by EVI, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, EVI and the Employee hereby agree as follows:

1.        Term of Employment. EVI hereby employs the Employee to render services to EVI and, at EVI’s direction, to each of EVI’s affiliate and subsidiary entities (collectively, the “Company”), in the positions and with the duties and responsibilities described in Section 3 hereof, commencing as of the date hereof (the “Effective Date”) and continuing thereafter for a term of five (5) years, ending September 28, 2011, unless earlier terminated in accordance with the provisions of Sections 2 hereof. For purposes of this Agreement, the “Term of Employment” shall be the five (5) year period commencing on the Effective Date, subject to earlier termination (pursuant to the provisions of Sections 2 or 5 hereof).

2. Position, Duties, Responsibilities.

(a)            Position. The Employee hereby accepts such employment and agrees to serve: (i) as a the President of COM; and (ii) from time to time, in such other and/or additional position(s) as the Chief Executive Officer of EVI (the “CEO”), at any time and/or from time to time, may designate. The Employee shall devote his best efforts and his full business time and attention to the performance of the services customarily incidental to such offices and to such other services as may be reasonably requested by the CEO. Travel will be limited to a maximum of two consecutive days to the EVI New York office two times per month, and as needed at the discretion of the “Employee”. The Employee shall not be required to relocate his personal residence outside of Boca Raton, Florida.

(b)            Other Activities. Except upon the prior written consent of the Board, and except for: (x) passive investments in non-optical related businesses and/or the ventures; and (y) the rendering, for no renumeration, consideration and/or compensation of any kind or nature, of consulting, accounting and/or financial services, the Employee, during the Term of Employment, will not: (i) accept any other employment; (ii) serve on the board of directors of any other corporation (except that he may serve, in any capacity, with any civic, professional, educational or charitable organization or governmental entity or trade association); or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage).

3. Salary, Benefits, Expenses.

(a)            Salary. In consideration of the services to be rendered hereunder, the Employee, commencing September 29, 2006, and continuing throughout the Term of Employment, shall be paid a salary computed at the rate of Two Hundred Ten Thousand ($210,000.00) Dollars per annum, payable in substantially equal, bi-weekly installments in accordance with the Company’s then standard payroll practices.

(b)            Benefits and Other Arrangements. In addition to the salary set forth in Subsection 4(a) hereof, the Employee shall be entitled to participate in any plan, arrangement or policy of EVI providing for medical benefits, 401(k) plan benefits and sick leave on substantially the same terms as are generally made available to the other executives of EVI. Notwithstanding the foregoing, during the Term of Employment, all annual premiums payable for medical and dental insurance coverages afforded by EVI to the Employee (and accepted by the Employee), from time to time, shall be paid by EVI.

(c)            Vacation. The Employee shall be entitled to a five (5) week, paid vacation during each year of the Term of Employment, such vacation to: (i) accrue at the rate of 2.08 days per month during each year of such Terms of Employment; and (ii) be subject to EVI’s general policies, as the same may be amended from time to time. Without limiting the generality of the foregoing, any vacation time that shall accrue during each year of the Term of Employment, but that shall not be used by the Employee within the applicable year, shall not carry over to any subsequent years, and shall be deemed lost and forfeited by the Employee, and the Employee shall have no further rights thereto, including, without limitation, any right to payment of any compensation for the vacation days that the Employee shall not have used. In addition to the foregoing, it is understood and agreed that in the event the employment of the Employee shall cease at a time when the Employee has earned, but has not used, vacation days, compensation, in an amount equal to the vacation pay to which the Employee shall be entitled hereunder, shall be paid, by EVI to the Employee (based upon the salary then payable to the Employee pursuant to Subsection 4(a) hereof), within ten (10) business days thereafter.

(d)            Automobile Allowance. In addition to the salary set forth in Subsection 4(a) above, the Employee, each month during the Term of Employment, shall be entitled to an automobile allowance, in the amount of Five Hundred ($500.00) Dollars per month (or the pro-rata portion thereof, if less than a full month).

(e)            Expenses. The Employee shall be entitled to reimbursement for all ordinary and necessary business expenses incurred in the performance of his duties hereunder, subject to EVI’s receipt of reasonable substantiation and/or reasonable documentation thereof.

(f)             Cellular Phone Charges. In addition to the salary set forth in Subsection 4(a) above, the Employee, each month during the Term of Employment, shall be entitled to an cellular phone allowance of Two Hundred ($200.00) Dollars per month (or the pro-rata portion thereof, if less than a full month).

(g) Bonus.

(i)             In addition to the salary to become payable to the Employee pursuant to Subsection 4(a) hereof, the Employee, subject to the terms and conditions hereof, shall also be entitled to receive from EVI a bonus for each calendar year or portion thereof included within the Term of Employment, equal to ten percent (10%) of the consolidated EBITDA (as hereinafter defined) of COM for each such calendar year or portion thereof included within the Term of Employment (the “Bonus”); provided, however, that in no event shall the Bonus be less than Fifty Thousand ($50,000.00) Dollars per annum during the Term of Employment (or pro rata portion thereof if the period covered shall be less than a full calendar year).

(ii)            For purposes hereof, the term “EBITDA” shall mean COM’s consolidated earnings, before all interest, taxes, depreciation and amortization (or, if less than a full calendar year, the number of full quarterly periods included within such partial calendar year (the “Stub Period”)) determined in accordance with generally accepted accounting principles consistently applied, as audited and reported upon (or reviewed, as the case may be) by the independent certified public accountants of COM (or, if less than a full year, as set forth in EVI’s quarterly report for the Stub Period). Notwithstanding anything herein to the contrary, in the event that COM shall, during the Term of Employment, acquire substantially all of the assets or equity interests, in any manner, of another entity (each an “Acquired Entity”), only the EBITDA of the Acquired Entity or that which is specifically attributable to the operations of the Acquired Entity, that shall exceed the EBITDA of the Acquired Entity as at the effective date of the closing of the acquisition of such Acquired Entity (the “Pre-Existing EBITDA”), shall be included within the EBITDA of COM for the purposes of calculating the Bonus, if any, payable to the Employee hereunder, and all Pre-Existing EBITDA shall be excluded from COM’s EBITDA in calculating the Bonus, if any, payable to the Employee hereunder.

(iii)           For purposes of calculating the EBITDA of COM, fifty (50%) percent of the total dollar amount of the salary and benefits payable to the Employee pursuant to the provisions of this Section 4 (excluding the bonus, if any, payable to the Employee pursuant to this Subsection 4(g)) shall be allocated the operating expenses of COM.

(iv)           For purposes hereof, with respect to the calendar year in which this Agreement shall expire or terminate (the “Termination Year”), the Company’s EBITDA shall be determined for the period from the first day of the Termination Year until the last day of the Stub Period.

(v)            The Bonus shall be payable promptly following the determination of the amount thereof, if any, but not later than thirty (30) days following the date on which COM’s audited financial statements shall have been filed with the Securities and Exchange Commission; provided, however, that with respect to the Termination Year, the Bonus shall be payable, in a lump sum, within a maximum period of thirty (30) days following the date that such Term of Employment shall terminate or expire (the “Termination Date”) or, if later, ten (10) days following the filing date of the required periodic reports of the Company relating to the final full quarterly period occurring within the Stub Period; and this provision shall survive the termination or expiration of this Agreement.

(vi)           With respect to each calendar year for which a Bonus may be payable hereunder, EVI covenants and agrees that, in the event it shall change its accounting year end, such year end shall, for purposes hereof, nevertheless be deemed to be December 31.

4. Termination.

(a)            The employment of the Employee hereunder may be terminated by EVI on not less than thirty (30) days’ prior written notice to the Employee in the event that the Employee is determined to be permanently disabled. As used in this Section, the Employee shall be deemed to be “permanently disabled” if the Employee has been substantially unable to discharge his duties and obligations hereunder, by reason of illness, accident or disability, for a period of thirty (30) or more consecutive days. In the event the employment of the Employee is terminated because of a permanent disability, the Employee shall receive (net of all benefits available to the Employee under any policy of disability insurance provided to the Employee) compensation (including, but not limited to, the salary, automobile allowance and Bonus, if any, accrued and payable, to the Employee, pursuant to the provisions of Section 4 hereof) until the date which is three (3) months after the date on which the Employee first became disabled, payable at the rate and on the terms provided for herein as if he had not been terminated.

(b)            Subject to the provisions Section 4(f) hereof, the employment of the Employee hereunder may be terminated by EVI for “Cause,” at any time during the Term of Employment, upon the Employee’s receipt of written notice from EVI documenting that: (i) the Employee has been convicted of, or pleaded no lo contendre to, a felony or other serious crime or a crime involving moral turpitude; (ii) the Employee has stolen and/or misappropriated Company assets and/or property; (iii) the Employee has used illegal substances and/or has been intoxicated while performing his duties hereunder; (iv) the Employee has assaulted or sexually abused another employee of the Company; (v) the Employee has falsified any report or expense reimbursement form submitted by him to EVI; or (vi) the Employee shall have: (x) intentionally refused to perform his assigned duties hereunder, other than any such failure resulting from the Employee’s incapacity due to illness or injury; or (y) committed an intentional, wrongful disclosure of any of the Company’s trade secrets and/or confidential information; or (z) breached his fiduciary duties to the Company;

(c)            The employment of the Employee hereunder shall automatically be deemed terminated on the date of the Employee’s death.

(d)            The employment of the Employee hereunder (and the Term of Employment) may be terminated at any time by EVI without cause, upon written notice to the Employee. Provided that the Employee shall not then be in default under this Agreement, and further provided that this Agreement (and the Term of Employment) has not then been terminated pursuant to the provisions of Subsections 4(a), (b) or (c) hereof, and there are no circumstances that then exist that would permit EVI to terminate this Agreement for cause pursuant to the provisions of Subsection 4(b) hereof, in the event that EVI and/or COM shall be in default under the Notes (as the term “Notes” is defined in the Asset Purchase Agreement), in respect of their failure to timely and fully make any payments of principal, interest or other sums payable under the Notes, and such default shall continue following the giving of any required notice and the expiration of any applicable cure and/or grace periods, and/or EVI shall be in default in the performance of its obligations under Section 3 of this Agreement (including, without limitation, as a result of the failure to timely pay salary, benefits or bonus payable thereunder), and such default shall continue after the expiration of seven (7) days following EVI’s receipt of written notice from Employee of such default (each such uncured default being hereinafter referred to as a “Company Breach Event”), then, in such event:

(i)             if such Company Breach Event shall have occurred within the initial thirteen (13) months following the date hereof, the Employee shall have the right, in written notice to EVI, to declare that this Agreement shall have been terminated by EVI without cause in accordance with the provisions of this Subsection 4(d), in which event the Employee’s employment hereunder (and the Term of Employment) shall be deemed terminated as of the date of such notice, and Employee shall be entitled to the payment of all Compensation in the manner specifically set forth in Section (e) (iii) below; or

(ii)            if such Company Breach Event shall have occurred following the initial thirteen (13) months following the date hereof, and Company Breach Event shall not thereafter be cured (or, if the principal of the Notes shall have been properly accelerated as a result of such Company Breach Event, then all such accelerated sums shall not thereafter be paid in full) within one hundred twenty (120) additional days (following the expiration of the initial applicable cure period), then the Employee shall have the right, in written notice to EVI, to declare that this Agreement shall have been terminated by EVI without cause in accordance with the provisions of this Subsection 4(d), in which event the Employee’s employment hereunder (and the Term of Employment) shall be deemed terminated as of the date of such notice, and Employee shall be entitled to the payment of all Compensation in the manner specifically set forth in Section (e) (iii) below.

(e)            If the Employee’s employment (and the Term of Employment) is terminated pursuant to: (i) Subsections 4(b) or (c) above, the Employee shall be entitled to, and EVI’s obligation hereunder shall be limited to, the payment of all compensation accrued under each of the provisions of Section 4 hereof, to the date of such termination; (ii) Subsection 4(a) hereof, the Employee shall be entitled to, and EVI’s obligation hereunder shall be limited to, all compensation accrued under each of the provisions of Section 4 hereof, to the date specified therein, or (iii) Subsection 4(d) hereof, the Employee shall be entitled to, and EVI’s obligation hereunder shall be limited to, the payment of all compensation accrued under each of the provisions of Section 3 hereof, but that remains unpaid as of the effective date of the termination, and all compensation that would otherwise have accrued under each of the provisions of Section 4 hereof for the remaining Term of Employment as if the Employee’s employment (and the Term of Employment) had not been terminated by EVI; which compensation shall not be paid on an accelerated basis, but rather shall be paid in accordance with the terms of this Agreement as if the Employee’s employment hereunder (and the Term of Employment had not been terminated by EVI, including, without limitation, payment of the salary described in Subsection 3(a) hereof in substantially equal, bi-weekly installments in accordance with EVI’s then standard payroll practices, through the end of the Term of Employment (as if the Employee’s employment had not be terminated by EVI).

(f)             Notwithstanding anything to the contrary contained in Section 4(b) hereof, in the event that the Company shall terminate the Employee’s employment pursuant to the provisions of Subsection 4(b) hereof, the Employee’s termination pursuant to Section 4(b) shall be stayed (in accordance with the terms hereof) if, within ten (10) days following receipt of the notice of termination, the Employee shall notify the Company, in writing, that he contests the basis of such termination, and, promptly thereafter (but in no event later than thirty (30) days), shall commence an appropriate action contesting the basis of such termination (and endeavor to cause service of process thereof to me made on the Company within such time period); provided that nothing herein shall limit the Company’s right to commence such an action on its own behalf. In such event, the stay of the Employee’s termination shall remain in effect (and, without limitation, the Employee shall continue to be paid, without waiver or prejudice, the salary, benefits, bonus and other compensation to which he is entitled under Section 3 of this Agreement) until the decision of a court of competent jurisdiction, located within the State of Florida, County of Palm Beach, shall have been rendered with respect to the issue of whether the Employee’s termination for cause was proper. If the decision of the court shall be that the Company had the proper basis to terminate the Employee’s employment hereunder for cause (pursuant to the provisions of Subsection 4(b) hereof), then (A) the stay of the termination of Employee’s employment shall be deemed lifted, (B) the Employee’s employment shall be deemed terminated for cause pursuant to Subsection 4(b) hereof on and as of the original termination date of such employment, and (C) within ten (10) days following such decision the Employee shall be required to repay to the Company the aggregate monetary amount of any and all salary, benefits, bonus and other compensation actually paid to the Employee from and after the effective date of such termination. Time shall be of the essence with respect to all time periods set forth herein.

5. Confidentiality; Non-Competition.

(a)            The Employee shall not, during the Term of Employment or at any time thereafter, use (other than in the performance of his duties to the Company) or disclose to any person, firm or corporation (except as required by law or with the prior written approval of EVI) any confidential information concerning the business, inventions, discoveries, clients, affairs or other trade secrets of the Company that he may have acquired in the course of, or as an incident to, his employment by EVI (collectively, “Confidential Information”).

(b)            The obligations of confidentiality and non-use set forth in Subsection 6(a) above shall not apply to information: (i) which is or becomes published in any written document or otherwise is or becomes a part of the public domain without breach of the aforementioned obligation by the Employee; or (ii) which the Employee can establish was already in his possession and not subject to a secrecy obligation at the time he encountered such information in the course of, or as an incident to, his employment by EVI. Specific information shall not be deemed published or otherwise in the public domain, or in the Employee’s prior possession, merely because it is encompassed by some general information published, or in the public domain, or in the Employee’s prior possession.

(c)            In addition to restrictive covenants contained in the Asset Purchase Agreement, as a material inducement to EVI in entering into this Agreement, and expressly in partial exchange for the performance of EVI’s obligations under this Agreement, the Employee hereby covenants and agrees that, during the Term of Employment and for a period of twelve (12) months thereafter, he will not, either on his own account, or directly or indirectly in conjunction with or on behalf of any person, firm or entity (other than by reason of the Employee’s equity ownership in any publicly traded firm or corporation, provided that such equity ownership shall not confer upon the Employee the right or ability to influence or direct, directly or indirectly, the management of the business and/or affairs of any such firm or corporation):

(i)             Solicit or employ, or attempt to solicit or employ, any person who is then or has, within the six (6) month period prior thereto, been an officer, director or employee of the Company, whether or not such a person would commit a breach of his or her contract of employment, if any, by reason of leaving the service of the Company; or

(ii)            Carry on or be engaged, concerned or interested in, or devote any material time to the affairs of, any trade or business engaged in, by the Company, as of the effective date of the termination of such employment.

Notwithstanding anything in this Agreement to the contrary, in the event that the Employee shall properly elect to terminate this Agreement, in accordance with the provisions of Section 4(d) hereof, as a result of the occurrence of a Company Beach Event, then, in such event, the Employee shall not be bound by the restrictions contained in Section 5 of this Agreement only as the same involve the Business (as defined in the Asset Purchase Agreement), whether now or hereafter operated by COM. It is the intent of the parties hereto that nothing herein shall relieve the Employee of its covenants in this Section 5 as they relate to EVI (and not the Business or COM). By way of example, nothing herein shall relieve the Employee of his covenants under this Section 5 with respect to the Confidential Information, employees, and/or business (other than the Business) of EVI.

6.        Notices. Any notice, request, claim, demand or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally (including deliveries by express, overnight courier service) or sent by certified or registered mail, return receipt requested, postage prepaid, as follows:

(a)            If to EVI, addressed to EVI’s principal executive offices, to the attention of its General Counsel, with a copy to be simultaneously delivered to the CEO; or

(b)            If to the Employee, to him at the address set forth above, with a copy to be simultaneously delivered to _The Orner Firm, P.A. 2825 University drive, suite 350, Coral Springs, FL 33065; or

(c)            At any such other address as either party shall have specified by written notice given to the other as herein provided.

7.        Entire Agreement. The terms of this Agreement are intended by the parties, as of the date hereof, to be the final expression of their agreement with respect to the employment of the Employee by EVI, and may not be contradicted by evidence of any prior or contemporaneous agreement.

8.        Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument, in writing, signed by the Employee and by EVI’s Chairman of the Board, Chief Executive Officer or President. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided for herein, or by law, or in equity.

9.        Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions, as applied to other persons, places and circumstances, shall remain in full force and effect.

10. Assignability.

(a)            In the event that EVI shall merge or consolidate with any other corporation, partnership or business entity, or all or substantially all of EVI’s business or assets shall be transferred, in any manner, to any other corporation, partnership or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, EVI hereunder.

(b)            This Agreement is personal in nature, and none of the parties hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any of its or his rights or obligations hereunder, except by operation of law or pursuant to the terms of this Section 11.

(c)            Nothing expressed or implied herein is intended or shall be construed to confer upon, or give to any person, other than the parties hereto (and, with respect to the Employee, his heirs, executors, administrators and/or trustees) any right, remedy or claim under, or by reason of, this Agreement, or of any term, covenant or condition hereof.

11.      Restrictive Covenant. To the extent that a restrictive covenant contained herein may, at anytime, be more restrictive than permitted under the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restrictive covenant shall be those allowed by law, and the covenant shall be deemed to have been revised accordingly.

12.      Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, without regard to principles of conflict of laws. THE PARTIES HERETO CONSENT THAT ANY LEGAL OR EQUITY PROCEEDING BROUGHT IN CONNECTION WITH OR ARISING OUT OF ANY MATTER RELATING TO THIS AGREEMENT, SHALL BE INSTITUTED ONLY IN A FEDERAL OR STATE

COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF FLORIDA, COUNTY OF PALM BEACH, TO THE EXCLUSION OF ANY OTHER COURT OR JURISDICTION. THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENT AND SUBMIT TO THE JURISDICTION, IN ANY SUCH MATTER, OF THE COURTS OF THE STATE OF FLORIDA AND COUNTY OF PALM BEACH TO THE EXCLUSION OF ANY OTHER COURT OR JURISDICTION, AND WAIVES ANY OBJECTION HE/SHE MAY HAVE TO EITHER THE JURISDICTION OR VENUE OF SUCH COURTS.

13.      Employee’s Representation and Acknowledgment. This Employee hereby represents that he is free to enter into this Agreement and is not under any contractual restraint which would prohibit him from satisfactorily performing his duties to the Company hereunder. The Employee also acknowledges: (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by EVI; and (ii) that he has read and understands this Agreement, is fully aware of its legal effects and has entered into it freely, based upon his own judgment.

14.      Dispute Resolution. Unless otherwise agreed to, in writing, by the parties, any and all disputes and controversies under this Agreement shall be resolved in proper state and federal courts located in the State of Florida, County of Palm Beach; it being understood that, subject to the terms and conditions set forth in Subsection 4(f) hereof, in the event any such controversy or dispute shall involve the issue of whether the Company shall have properly terminated the Employee’s employment hereunder for cause, such termination shall be stayed (and, without limitation, the Employee shall continue to be paid, without waiver or prejudice, the salary, benefits, bonus and other compensation to which he is entitled under Section 3 of this Agreement) until the decision of such court shall have been rendered.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first written above.

EMERGING VISION, INC.

By:	/s/Christopher G. Payan
Name:	Christopher G. Payan
Title:	Chief Executive Officer

EMPLOYEE:/s/Neil Glachman

Neil Glachman